Exhibit 99.1

River Valley Bancorp
Announces Earnings for the Quarter
Ended September 30, 2010

For Immediate Release
Tuesday, October 26, 2010

Madison, Indiana – October 26, 2010– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2010.  Net income for the quarter was $291,475, or $0.13 expressed as basic earnings per share. Net income for the third quarter ended September 30, 2009 was $748,584, or $0.50 per basic share. The decrease in earnings reflected significantly higher provision for loan losses in the current quarter. The provision increased to $1,390,000 for the 2010 quarter as compared to $135,000 expensed during the third quarter 2009. This increase was primarily attributable to one lending relationship that was not renewed due to declining collateral value. The loan had been performing, but a recent appraisal indicated a substantive decline in value. With the exception of the provision for loan losses, the other operating indicators including interest margins and non-interest income all reflected improvement over the previous year quarter, while operating expenses increased only slightly.

Return on average assets for the quarter ended September 30, 2010 was 0.30% and the return on average equity was 3.56% for the quarter. For the third quarter of 2009, those corresponding returns were 0.78% and 11.96% respectively.

Net income for the nine-month period ended September 30, 2010 was $1,726,266, or $0.96 per basic share. This represents an increase of $796,447 from the $929,819, or $0.62 per basic share, recorded for the same period ended September 30, 2009. The increase is attributable to additional provision expense, in the amount of $2.1 million, taken during the second quarter 2009 in recognition of deteriorating real estate values on certain loans, partially offset by the provision recorded in the third quarter 2010. The return on average assets for the nine-month period ended September 30, 2010 was 0.58% and the return on average equity was 7.19%. Those respective ratios were 0.24% and 3.69% for the like period in 2009.

Assets totaled $382.2 million as of September 30, 2010, a decrease of approximately $3.1 million, from the $385.3 million reported as of September 30, 2009. Net loans, including loans held for sale, were $267.7 million as of September 30, 2010, a decrease of $9.1 million from September 30, 2009. Deposits totaled $281.1 million as of September 30, 2010, an increase of $13.2 million from the $267.9 million reported September 30, 2009. Due to the effectiveness of deposit growth and lower loan demand, the Corporation repaid $22.0 million in borrowings between like periods affecting overall asset growth and interest margin expense. Outstanding borrowings as of September 30, 2010 were $65.2 million with an effective cost of 3.80%, as compared to $87.2 million at 4.50% as of the same date in 2009. Year to date variances from balances reported as of December 31, 2009 indicated a decrease of $14.0 million in assets, a decrease of $21.0 million in borrowings, a decrease of $9.0 million in loans, and a $4.5 million increase in deposits.

Stockholders’ equity as of September 30, 2010 was $32.5 million. Reported book value of shares, including preferred shares, was $21.36 as of September 30, 2010. Total delinquent loans, defined as loans 30 days or more past due, as a percentage of total loans, were 4.54% as of September 30, 2010 and 4.22% as of September 30, 2009. That same indicator was 4.32% as of June 30, 2010 and 3.70% as of December 31, 2009. Non-performing loans, defined as loans over 90 days delinquent, as a percentage of total loans were 2.54% as of September 30, 2010 and 3.59% as of September 30, 2009.

“More than ever, the national economic landscape is driving local issues. The persistence of the downturn with high unemployment, lower appraised values of real estate, diminished cash flows of borrowers and delinquency, coupled with prudent provision for loan losses and limits on concentrations of credit, have all contributed to hurt and restrain lending opportunities,”  stated Matthew P. Forrester, President of the Corporation. “It is the externalities that continue to whipsaw community banking. The silver lining is that the Corporation is effectively managing and anticipating, and our fundamentals reflect that fact. We are anxious for the day when our internal strengths will not be overshadowed by the national headlines.”

As of September 30, 2010, the Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.

The last reported trade of “RIVR” stock on October 25, 2010 was at $14.77.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	9 Months Ended	9 Months Ended
	9-30-2010	9-30-2010	9-30-2009

Assets		$382,168	$385,258
Net Loans, including loans held for sale (Net of ALL)		267,745	276,882
Allowance for Loan Losses (ALL)		3,489	4,774
Deposits		281,097	267,850
Borrowing		65,217	87,217
Stockholders’ Equity		32,453	25,485
Total Interest Income	$4,678	14,136	14,331
Total Noninterest Income	1,148	2,798	3,233
Interest Expense	1,795	5,708	7,024
Noninterest Expense	2,389	7,185	7,116
Provision for Loan Losses	1,390	1,915	2,573
Taxes	(39)	400	(79)
Net Income	291	1,726	930

ROAA	0.30%	0.58%	0.24%
ROAE	3.56%	7.19%	3.69%
Earnings per Share	$0.13	$0.96	$0.62
Diluted Earnings per Share	0.13	0.96	0.62

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact: Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949